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                                                                      EXHIBIT 23

                       CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Prandium, Inc.

     We consent to incorporation by reference in the Registration Statement (No. 333-67149) on Form S-8 of Prandium, Inc. of our report dated February 19, 2000, except for note 17 which is as of March 27, 2000, relating to the consolidated balance sheets of Prandium, Inc. and its subsidiaries as of December 26, 1999 and December 27, 1998 and the related consolidated statements of operations, common stockholders' deficit and cash flows and related financial statement schedule for the years ended December 26, 1999, December 27, 1998 and December 28, 1997 which report appears in the December 26, 1999 annual report on Form 10-K of Prandium, Inc.


KPMG LLP

Orange County, California
March 29, 2000